Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS SECOND QUARTER FISCAL 2013 EARNINGS

Lacey, WA (January 29, 2013) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported second quarter earnings for the fiscal year ending June 30, 2013.  For the quarter ended December 31, 2012, the Company reported net income of $225,000 or $.09 per diluted share, compared to a net income of $93,000 or $.04 per diluted share for the same period last year.

"Our results continue to improve due to our continued improvement in credit quality and the reduced provision during the quarter. Our total non-interest expense decreased $854,000 during the current quarter as compared to the quarter ended December 31, 2011 which reflects the decline in real estate owned impairment as well as technology expenses as we take advantage of efficiencies from our new core processing system that was completed last year.  The prolonged low interest rate environment continues to pressure our net interest margin, which decreased from 3.68% during the quarter ended September 30, 2012 to 3.54% this quarter.  This decline was due in part to our focus on credit risk during this difficult economic period resulting in our maintaining higher liquidity at relatively low interest rates. This higher liquidity will enable us to take advantage of lending and other opportunities when the economy recovers and interest rates rise”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Second Quarter Highlights

•	Total classified loans decreased $7.4 million or 22.5% to $25.4 million at December 31, 2012 from $32.8 million at June 30, 2012;
•	Total non-performing loans decreased by $3.8 million to $9.1 million or 29.4% at December 31, 2012 from $12.9 million at December 31, 2011;
•	Provision for loan losses declined to $225,000 for the quarter ended December 31, 2012 compared to $475,000 for the quarter ended December 31, 2011.

Credit Quality

Total delinquent (past due 30 days or more), non-accrual loans and loans 90 days or more past due and still accruing interest increased $2.7 million to $16.9 million at December 31, 2012 from $14.2 million at June 30, 2012. The increase was primarily due to one commercial real estate loan with an unpaid principal balance of $5.5 million more than 90 days past due and still accruing interest because the loan is beyond its maturity date.  The ratio of non-performing loans, which includes those loans which are 90 days or more past due and still accruing interest or on non-accrual status, to total loans increased slightly to 3.1% at December 31, 2012 from 3.0% at June 30, 2012 because of this commercial real estate loan.  The Company recorded a $225,000 provision for loan losses for the current quarter compared to $475,000 for the quarter ended December 31, 2011. The allowance for loan losses of $5.2 million at December 31, 2012 represented 1.8% of loans receivable and 56.6% of non-performing loans.

Anchor Bancorp
Janury 29, 2013

Non-performing loans increased by $387,000 to $9.1 million at December 31, 2012 from $8.7 million at June 30, 2012 and decreased from $12.9 million at December 31, 2011.   Non-performing loans consisted of the following at the dates indicated:

	December 31, 2012		June 30, 2012	December 31, 2011
	(In thousands)
Real estate:
One-to-four family	$2,116		$1,878	$3,519
Multi-family	-		-	-
Commercial	5,516	(1)	-	4,097
Construction	-		3,369	4,134
Land	73		109	23
Total real estate	7,705		5,356	11,773

Consumer:
Home equity	247		159	348
Automobile	53		66	119
Credit cards	19		16	166
Other	-		1	7
Total consumer	319		242	640

Business:
Commercial business	1,085		3,124	484

Total	$9,109		$8,722	$12,897

(1)	Represents a $5.5 million commercial real estate loan which is past due more than 90 days and still accruing interest.

As of December 31, 2012, June 30, 2012, and December 31, 2011 there were 37, 30, and 31 loans, respectively, with aggregate net principal balances of $16.2 million, $15.1 million, and $17.2 million, respectively, that we have identified as “troubled debt restructures.”  At December 31, 2012, June 30, 2012, and December 31, 2011 there were $3.6 million, $1.2 million, and $2.0 million, respectively of “troubled debt restructures” included in the non- performing loans above.

As of December 31, 2012, the Company had 40 properties in real estate owned (“REO”) with an aggregate book value of $8.6 million compared to 71 properties with an aggregate book value of  $6.7 million at June 30, 2012, and 109 properties in REO with an aggregate book value of $8.2 million at December 31, 2011.  The decrease in number of properties during the six months ended December 31, 2012 was primarily attributable to ongoing sales of residential properties. Twelve residential properties and one commercial real estate property were sold last quarter.  During the quarter ended December 31, 2012 the Bank sold seven residential real estate properties located in Washington State for an aggregate loss of $84,000.  The aggregate book value of REO increased primarily due to the foreclosure during the current quarter of a $3.5 million commercial real estate loan located in Pacific, Washington, which is the Bank’s largest REO property at December 31, 2012. At December 31, 2012, the Bank owned 13 one-to-four family residential properties with an aggregate book value of $3.1 million, 20 residential building lots with an aggregate book value of $687,000, one vacant land parcel with a book value of $15,300, and six parcels of commercial real estate with an aggregate book value of $4.8 million. Our REO is located in southwest Washington and the greater Portland area of northwest Oregon, with 34 of the parcels in Washington and the remaining six in Oregon.

Anchor Bancorp
Janury 29, 2013

Capital

As of December 31, 2012, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.4%, 16.8% and 18.1%, respectively. As of December 31, 2011, these ratios were 10.6%, 16.2%, and 17.5%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.7%, 17.3%, and 18.5% as of December 31, 2012.

Balance Sheet Review

Total assets decreased by $2.0 million, or 0.4%, to $468.8 million at December 31, 2012 from $470.8 million at June 30, 2012.   Cash and due from banks decreased $4.4 million or 5.6%, loans receivable decreased $2.0 million, or 0.7%, and securities available-for-sale increased, $1.5 million, or 3.1%.

Mortgage-backed securities available for sale increased $1.7 million, or 3.6%, to $48.8 million at December 31, 2012 from $47.1 million at June 30, 2012. The increase in this portfolio was primarily the result of purchases of eight Freddie Mac mortgage-backed securities totaling $10.2 million and contractual payments of $8.2 million.

Loans receivable, net, decreased $2.0 million or 0.7% to $285.7 million at December 31, 2012 from $287.7 million at June 30, 2012 as a result of normal principal reductions, transfers to REO and loan charge-offs exceeding new loan production.  Commercial real estate loans increased $11.5 million or 11.8% to $108.8 million from $97.3 million at June 30, 2012 and one-to-four family loans decreased $5.7 million or 6.9% to $77.0 million from $82.7 million during the same period.  The Bank continues to reduce its exposure to land and construction loans. The balance of these loans declined to $10.0 million at December 31, 2012 compared to $13.8 million at June 30, 2012. All other loan categories decreased a net $4.0 million.

Anchor Bancorp
Janury 29, 2013

Loans receivable consisted of the following at the dates indicated:

Real Estate:	December 31, 2012	June 30, 2012	December 31, 2011
	(In thousands)
One-to-four family	$77,035	$82,709	$90,352
Multi-family	40,824	42,032	46,004
Commercial	108,786	97,306	100,189
Construction	4,581	6,696	8,128
Land loans	5,429	7,062	6,131
Total real estate	236,655	235,805	250,804

Consumer:
Home equity	28,064	31,504	33,402
Credit cards	5,014	5,180	6,653
Automobile	2,409	3,342	4,287
Other consumer	2,822	2,968	3,259
Total consumer	38,309	42,994	47,601

Business:
Commercial business loans	16,730	16,618	16,083

Total Loans	291,694	295,417	314,488

Less:
Deferred loan fees	808	605	562
Allowance for loan losses	5,152	7,057	6,469
Loans receivable, net	$285,734	$287,755	$307,457

Total liabilities decreased $2.3 million between June 30, 2012 and December 31, 2012, primarily as the result of a $2.5 million or 0.7% decrease in deposits.  Our core deposits, which consist of all deposits other than certificates of deposit increased by $10.0 million or 5.7% to $184.6 million from $174.6 million at June 30, 2012.

Deposits consisted of the following at the dates indicated:

	December 31, 2012		June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$38,504	11.2%	$37,941	11.0%	$29,966	8.6%
Interest-bearing demand deposits	19,688	5.8%	16,434	4.8%	18,321	5.2%
Savings deposits	36,839	10.7%	36,475	10.5%	35,060	10.0%
Money market accounts	89,576	26.1%	83,750	24.2%	84,746	24.3%
Certificates of deposit	158,706	46.2%	171,198	49.5%	181,385	51.9%
Total deposits	$343,313	100.0%	$345,798	100.0%	$349,478	100.0%

Anchor Bancorp
Janury 29, 2013

FHLB advances remained unchanged at $64.9 million at December 31, 2012 and June 30, 2012.

Total stockholders’ equity increased $375,000 or 0.7% to $54.4 million at December 31, 2012 from $54.0 million at June 30, 2012. The increase was primarily due to the $503,000 in net income during the six months ended December 31, 2012 offset by an increase in accumulated other comprehensive loss of $170,000.   Accumulated other comprehensive loss was $195,000 at December 31, 2012 as compared to a loss of $25,000 at June 30, 2012.

Operating Results

Anchor Bancorp had net income of $225,000 or $.09 per diluted share, for the three months ended December 31, 2012 compared to a net income of $93,000 or $0.04 per diluted share for the same period in 2011. For the six months ended December 31, 2012, net income was $503,000 or $.20 per diluted share compared to a net loss of $1.6 million or $.66 per diluted share for the comparable period in 2011.

Net interest income. Net interest income before the provision for loan losses decreased $329,000, or 7.9%, to $3.8 million for the quarter ended December 31, 2012 from $4.2 million for the quarter ended December 31, 2011.  For the six months ended December 31, 2012 net interest income before the provision for loan losses decreased $531,000 or 6.4% to $7.8 million from $8.3 million for the same period in 2011.

The Company’s net interest margin decreased 15 basis points to 3.54% for the quarter ended December 31, 2012 from 3.69% for the comparable period in 2011. The average yield on interest-earning assets decreased 42 basis points to 4.67% for the quarter ended December 31, 2012 compared to 5.09% for the same period in the prior year. The decline in the yield on interest-earnings assets was primarily attributable to the decrease in loan volume and the downward repricing of investment securities. The average cost of interest-bearing liabilities decreased 29 basis points to 1.32% for the quarter ended December 31, 2012 compared to 1.61% for the same period in the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at December 31, 2012 management determined that a provision for loan losses of $225,000 was required for the quarter ended December 31, 2012 compared to $475,000 for the same period of the prior year.   The provision for loan losses decreased by $475,000 to $525,000 for the six months ended December 31, 2012 from $1.0 million for the same period last year.

Noninterest income. Noninterest income decreased $643,000, or 32.8%, to $1.3 million for the quarter ended December 31, 2012 compared to $2.0 million for the same quarter a year ago. The decrease in noninterest income was attributable to a combination of several factors:   there was no gain on sale of investments for the quarter ended December 31, 2012 as compared to $686,000 for quarter ended December 31, 2011 and deposit service fees declined $122,000.  These decreases were partially offset by an increase of $259,000 for gain on sale of loans for the quarter ended December 31, 2012.  The increase in the amount of gain on sale of loans was the result of a greater volume of loans sold into the secondary market during the three months ended December 31, 2012 compared to the three months ended December 31, 2011, which was attributable to increased demand for one-to-four family loans as a result of refinancing activity.  Noninterest income decreased $720,000 or 21.1% to $2.7 million during the six months ended December 31, 2012 compared to $3.4 million for the same period in 2011.  The decrease was primarily due to no gain on sales of investments compared to $879,000 for the same period in prior year and a $261,000 decline in deposit service fees partially offset by a $448,000 increase in gain on sales of loans.

Noninterest expense. Noninterest expense decreased $854,000, or 15.4%, to $4.7 million for the three months ended December 31, 2012 from $5.6 million for the three months ended December 31, 2011. The decrease was primarily due to expenses related to information technology which decreased $383,000 or 50.6% to 374,000 from $757,000 and to decline in REO related expenses.   Real estate owned impairment expense decreased $256,000 or 54.6% to $213,000 from $469,000 during the second fiscal quarter 2012 compared to the same period in 2011, reflecting the stabilization in the real estate market.  Noninterest expense decreased $2.9 million in the six months ended December 31, 2012 to $9.5 million from $12.4 million for the six months ended December 31, 2011.  The decrease was primarily due to the decrease for information technology of $1.3 million which was related to core conversion costs and a decrease in REO impairment expense of $1.1 million in the same period in 2011.

Anchor Bancorp
Janury 29, 2013

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 13 full-service banking offices (including three Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.   In addition we have one loan production office located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in our Form 10-K and other reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above

Anchor Bancorp
Janury 29, 2013

or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	December 31, 2012	June 30, 2012

ASSASSETS
Cash C Cash and due from banks	$74,258	$78,673
Invest Securities available for sale, at fair value	50,245	48,717
NvestmeSecurities held to maturity, at amortized cost	9,289	7,179
Loans L Loans held for sale	123	312
Loans re Loans receivable, net of allowance for loan losses of $5,152 and $7,057	285,734	287,755
Bank owLife insurance investment, net of surrender charges	18,573	18,257
Accrued Accrued interest receivable	1,704	1,532
Real estaReal estate owned, net	8,610	6,708
Feder Federal Home Loan Bank (FHLB) of Seattle stock, at cost	6,394	6,510
PremisesProperty, premises and equipment, net	11,700	12,213
Deferred tax asset, net	642	555
Prepaid Prepaid expenses and other assets	1,577	2,404
T Total assets	$468,849	$470,815

LIALIABILITIES AND STOCKHOLDERS’ EQUITY
LIALIABILITIES
Deposits Deposits:
Non Noninterest-bearing	$38,504	$37,941
Interes Interest-bearing	304,809	307,857
Total Total deposits	343,313	345,798
FHKBF FHLB advances	64,900	64,900
AdvanceAdvance payments by borrowers for taxes an taxes and insurance	865	562
Supplem Supplemental Executive Retirement Plan liability	1,683	1,764
Account Accounts payable and other liabilities	3,689	3,767
Total l Total liabilities	414,450	416,791

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share; authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-
Common stock, $.01 par value per share; authorized 45,000,000 shares; 2,550,000 issued and 2,461,033 outstanding at December 31, 2012 and
Ma 2,550,000 shares issued and 2,457,633 outstanding at June 30, 2012, respectively	25	25
AddAdditional paid-in capital	23,211	23,202
RetaRetained earnings, substantially restricted	32,248	31,746
Une Unearned employee stock ownership plan shares	(890)	(924)
Acc Accumulated other comprehensive income (loss), net of tax	(195)	(25)
Total sTotal stockholders’ equity	54,399	54,024
Total lTotal liabilities and stockholders’ equity	$468,849	$470,815

Anchor Bancorp
Janury 29, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Interest income:
Loans receivable, including fees	$4,514	$5,181	$9,260	$10,428
Securities	67	84	128	178
Mortgage-backed securities	470	487	944	949
Total interest income	5,051	5,752	10,332	11,555
Interest expense:
Deposits	905	1,238	1,895	2,504
FHLB advances	313	352	626	709
Total interest expense	1,218	1,590	2,521	3,213
Net interest income before provision for loan losses	3,833	4,162	7,811	8,342
Provision for loan losses	225	475	525	1,000
Net interest income after provision for loan losses	3,608	3,687	7,286	7,342
Noninterest income
Deposit service fees	384	506	775	1,036
Other deposit fees	195	206	384	423
Gain on sale of investments	-	686	-	879
Loan fees	215	257	399	485
Gain (loss) on sale of loans	238	(21)	415	(33)
Other income	288	329	719	622
Total noninterest income	1,320	1,963	2,692	3,412
Noninterest expense
Compensation and benefits	2,113	2,067	4,248	4,196
General and administrative expenses	922	903	1,741	2,012
Real estate owned impairment	213	469	448	1,588
Real estate owned holding costs	106	198	292	455
Federal Deposit Insurance Corporation (FDIC) insurance premiums	162	252	325	503
Information technology	374	757	734	2,036
Occupancy and equipment	602	523	1,140	1,050
Deposit services	166	120	355	227
Marketing	129	172	256	324
Loss on sale of property, premises and equipment	-	159	-	107
Gain on sale of real estate owned	(84)	(63)	(64)	(122)
Total noninterest expense	4,703	5,557	9,475	12,376
Income (loss) before provision for income tax	225	93	503	(1,622)
Provision for income tax	-	-	-	-
Net income (loss)	$225	$93	$503	$(1,622)
Basic earnings (loss) per share	$0.09	$0.04	$0.20	$(0.66)
Diluted earnings (loss) per share	$0.09	$0.04	$0.20	$(0.66)

Anchor Bancorp
Janury 29, 2013

	As of or for the Quarter Ended (unaudited)
	December 31, 2012	September 30, 2012	June 30, 2012	December 31, 2011
SELECTED PERFORMANCE RATIOS

Return (loss) on average assets (1)	0.19%	0.24%	(0.07)%	0.08%
Return (loss) on average equity (2)	1.72%	2.12%	(.58)%	0.67%
Average equity-to-average assets (3)	11.24%	11.28%	11.35%	11.39%
Interest rate spread (4)	3.35%	3.48%	3.56%	3.49%
Net interest margin (5)	3.54%	3.68%	3.76%	3.69%
Efficiency ratio (6)	91.3%	89.2%	79.7%	90.7%
Average interest-earning assets to average interest-bearing liabilities	116.8%	117.0%	115.8%	114.2%
Other operating expenses as a percent of average total assets	4.0%	4.1%	3.7%	4.6%

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	11.4%	11.3%	10.9%	10.6%
Tier 1 risk-based	16.8%	17.1%	17.0%	16.2%
Total risk-based	18.1%	18.4%	18.2%	17.5%

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	3.1%	2.9%	3.0%	4.1%
Allowance for loan losses as a percent of total loans	1.8%	2.3%	2.4%	2.1%
Allowance as a percent of total non-performing loans	56.6%	78.4%	80.9%	50.2%
Non-performing assets as a percent of total assets	3.6%	3.0%	3.3%	4.3%
Net charge-offs to average outstanding loans	0.6%	0.2%	0.1%	0.4%

_____________________

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.